Exhibit 99.1
News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606 www.boeing.com

Boeing Board Raises Dividend, Renews Share Repurchase Authorization

CHICAGO, Dec. 12, 2016 - The Boeing [NYSE: BA] board of directors today declared the company's quarterly dividend will increase 30 percent to $1.42 per share. The board also replaced the existing share repurchase program with a new $14 billion authorization.
"As our team delivers on our large and diverse order backlog, and drives greater efficiency across our business, Boeing is well positioned to generate increasing cash flows and meet our commitment to provide competitive returns to our shareholders. At the same time, Boeing is continuing to invest in our people, innovation and growth as part of a balanced cash deployment strategy,” said Boeing Chairman, President and Chief Executive Officer Dennis Muilenburg.
The company has consistently paid a dividend to shareholders for more than 75 years and has raised the quarterly payment about 190 percent over the past four years. The new dividend will be payable March 3, 2017 to shareholders of record as of Feb. 10, 2017.
Share repurchases for 2016 have been completed. In all, the company this year bought back $7 billion worth of its shares, using half of the $14 billion authorization approved last December. The new repurchase program replaces the existing one and brings the authorization back up to $14 billion.
"The plans we announced today demonstrate our ongoing commitment to return cash to shareholders through a growing dividend and share repurchases, and reflect our confidence in our financial strength and the long-term outlook of our business,” said Greg Smith, Boeing’s chief financial officer and executive vice president of Corporate Development & Strategy.
Share repurchase activity is expected to resume in January 2017. The timing and volume of repurchases are at the discretion of Boeing management, however it is expected that repurchases under the new share authorization will be made over the next 24 to 30 months.

Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this release may be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expects," "forecasts," "projects," "plans," "believes," "estimates," and similar expressions are used to identify these forward-looking statements.  Examples of forward-looking statements include statements relating to our future plans, business prospects, financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current assumptions about future events that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual events to differ materially from these forward-looking statements, including economic conditions in the United States and globally, general industry conditions as they may impact us or our customers, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update or revise any such statement, except as required by law.

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